Exhibit 10.25

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

among

PTHR HOLDINGS, INC.

and

THE STOCKHOLDERS PARTY HERETO

Dated as of January 11, 2006

-i-

-ii-

AMENDED AND RESTATED STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (the “Agreement”) is made as of January 11, 2006 by and among:

(i)	PTHR Holdings, Inc. (the “Company”);

(ii)	Fenway Panther Holdings, LLC and such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Investors” (collectively, the “Investors”);

(iii)	Daniel K. Sokolowski (“Sokolowski”), the Sokolowski Transferees, Antares, the Subdebt Investors and such other Persons who from time to time become party hereto by executing a counterpart signature page hereof and are designated by the Board as “Other Investors” (collectively, the “Other Investors”); and

(iv)	each Person who is, or from time to time becomes, party hereto by executing a counterpart signature page hereof, and whose Shares are designated by the Board as Management Shares hereunder (the “Managers” and together with the Investors and the Other Investors, the “Stockholders”).

RECITALS

1. On June 10, 2005, the Company caused its wholly-owned subsidiary Panther Acquisition, Inc. (“Purchaser”), an Ohio corporation, to acquire Panther II Transportation, Inc. (“Panther”) in accordance with the terms of the Contribution and Share Purchase Agreement dated as of May 22, 2005 among the Company, Purchaser, Panther and the Shareholders party thereto (the “Stock Purchase Agreement”).

2. Following the consummation of the acquisition contemplated by the Stock Purchase Agreement, upon the filing of a certificate of merger as provided in Section 1702.43 of the Ohio General Corporations Law, Purchaser has been merged with and into Panther, the separate organizational existence of Purchaser has ceased and Panther continues as the surviving corporation and a wholly-owned subsidiary of the Company

3. On June 10, 2005, the Company, the Investors, Sokolowski and Antares (collectively, the “Existing Investors”) entered into a Stockholders Agreement (the “Existing Stockholders Agreement”).

4. Pursuant to a Subscription Agreement dated as of the date hereof (the “Subscription Agreement”), the Subdebt Investors are purchasing 2,239.04 shares of the Company’s Preferred Stock and 325,790.91 shares of the Company’s Common Stock.

5. Upon the Closing (as defined below), the Company’s Common Stock and Preferred Stock is held as set forth on Schedule I hereto.

6. The Company, the Existing Investors, the other parties to the Existing Stockholders Agreement as of the date hereof and the Subdebt Investors wish to amend and restate the Existing Stockholders Agreement in accordance with Section 10.2 thereof to set forth their agreements on certain matters.

AGREEMENT

NOW, THEREFORE, the parties hereto hereby agree as follows:

1.	EFFECTIVENESS; DEFINITIONS.

1.1. Closing. This Agreement will become effective upon consummation of the sale and purchase under the Subscription Agreement (the “Closing”).

1.2. Definitions. Certain terms are used in this Agreement as specifically defined herein. These definitions are set forth or referred to in Section 11 hereof.

2.	VOTING AGREEMENT.

2.1. Election of Directors. Each holder of Shares hereby agrees to cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, (a) to fix the number of members of the board of directors of the Company (the “Board”) at seven or such higher number as may be specified from time to time by the Majority Investors and (b) to elect as members of the Board the following individuals:

(i)	five (5) directors designated by the Majority Investors who shall initially be W. Gregg Smart, John Anderson, Marc Kramer, Tim Mayhew and Peter Lamm;

(ii)	Sokolowski for so long as he is the Chief Executive Officer of the Company; and

(iii)	for so long as Sokolowski is the Chief Executive Officer of the Company, one director nominated by Sokolowski and approved by the Majority Investors, such approval not to be unreasonably withheld, who initially shall be Eric Schless.

2.2. Removal. No director may be removed from the Board without the consent of the Majority Investors; provided, however that the directors designated pursuant to Section 2.1(b)(ii) and 2.1(b)(iii) above may not be removed without the consent of Sokolowski for so long as he is entitled to serve as a director (in the case of Section 2.1(b)(ii)) or nominate such director (in the case of Section 2.1(b)(iii)).

2.3. Significant Transactions. Each holder of Shares agrees to cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Investor Shares are voted by the Investors to approve any sale, recapitalization, merger, consolidation, reorganization or any other transaction or series of transactions involving the Company or its subsidiaries (or all or any portion of their respective assets) in connection with, or in furtherance of, the exercise by the Majority Investors of their rights under Section 4.2.

2.4. Consent to Amendment. Each holder of Shares agrees to cast all votes to which such holder is entitled in respect of the Shares, whether at any annual or special meeting, by written consent or otherwise, in the same proportion as Investor Shares are voted by the Majority Investors to increase the number of authorized shares of Common Stock to the extent necessary to permit the Company to comply with the provisions of its Certificate of Incorporation or any agreement to which the Company is a party.

2.5. Grant of Proxy. Each holder of Shares other than the Investors hereby grants to the Investors an irrevocable proxy coupled with an interest to vote his Shares in accordance with his agreements contained in this Section 2, which proxy will be valid and remain in effect until the provisions of this Section 2 expire pursuant to Section 2.7.

2.6. The Company. The Company agrees not to give effect to any action by any holder of Shares or any other Person that is in contravention of this Section 2.

2.7. Period. The foregoing provisions of this Section 2 will expire on the earlier of (a) a Change of Control, (b) the effectiveness of the Company’s registration statement in connection with an Initial Public Offering and (c) the last date permitted by law.

3.	TRANSFER RESTRICTIONS.

No holder of Shares will Transfer any of such Shares to any other Person except as provided in this Section 3.

3.1. Permitted Transferees.

3.1.1. Affiliates. Subject to the provisions of Section 5.1, if applicable, any holder of Shares may Transfer any or all of such Shares to an Affiliate of such holder, provided, that the holders of the beneficial interests of such Affiliate have delivered to the Company and the Majority Investors a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company and the Majority Investors that they will not Transfer any such beneficial interests or permit such Affiliate to issue any beneficial interests except to the extent such Transfer or issuance (treating such issuance as a Transfer by such holders) would be permitted under this Section 3.1 if the beneficial interests were Shares.

3.1.2. Upon Death. Subject to the provisions of Section 5.1, if applicable, upon the death of any holder of Shares who is a natural Person, such Shares may be distributed by the will or other instrument taking effect at death of such holder or by applicable laws of descent and distribution to such holder’s estate, executors, administrators and personal representatives, and then to such holder’s heirs, legatees or distributees, whether or not such recipients are Members of the Immediate Family of such holder.

3.1.3. Investors and Company. Any holder of Shares may Transfer any or all of such Shares to (a) any Investor or (b) with the Board’s approval, the Company or any subsidiary of the Company.

3.1.4. Additional Permitted Transfers by the Investors. Any holder of Investor Shares may Transfer any or all of such Shares (a) to an Investor or an Affiliated Fund, (b) to partners or to Affiliates of any of the foregoing or (c) to any director, officer or employee of, or consultant or adviser to, the Company or its subsidiaries.

No Transfer permitted under the terms of this Section 3.1 will be effective unless the transferee of such Shares (each, a “Permitted Transferee”) has delivered to the Company a written acknowledgment and agreement in form and substance reasonably satisfactory to the Company that such Shares to be received by such Permitted Transferee will remain Investor Shares, Other Investor Shares or Management Shares, as the case may be, and will be subject to all of the provisions of this Agreement and that such Permitted Transferee will be bound by, and will be a party to, this Agreement as a holder of Investor Shares, Other Investor Shares or Management Shares, as the case may be, hereunder; provided, however, that Shares Transferred to any director, officer or employee of, or consultant or adviser to, the Company or any of its subsidiaries by a holder of Investor Shares will thereafter become Management Shares hereunder; and provided further that no Transfer by any holder of Shares to a Permitted Transferee will relieve such holder of any of its obligations hereunder.

3.2. Tag Alongs, Drag Alongs, Etc. In addition to Transfers permitted under Section 3.1:

(a) any holder of Investor Shares may Transfer such Shares if (i) such holder has complied with the “tag along” provisions contained in Section 4.1, (ii) the Majority Investors have exercised their “drag along” rights set forth in Section 4.2 or (iii) (A) the Transfer is to one or more Persons identified by such holder as a potential limited partner of such holder or of an Affiliated Fund and (B) after giving effect to such Transfer, the Investors, their partners and Affiliates of any of the foregoing will continue to own not less than 80% of the Shares originally issued to the Investors; and

(b) any holder of Other Investor Shares or Management Shares may Transfer any or all of such Shares in accordance with the provisions, terms and conditions of Sections 4.1 and 4.2 solely in their capacity as Participating Sellers thereunder.

Any Shares Transferred after compliance with the terms of Sections 4.1 and 4.2 will conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

3.3. Public. Subject to the provisions of Section 7.3.4, any holder of Shares may Transfer such Shares in a Public Offering or, after the closing of the Initial Public Offering, pursuant to Rule 144, which Shares will conclusively be deemed thereafter not to be Shares or Registrable Securities under this Agreement and not to be subject to any of the provisions hereof or entitled to the benefit of any of the provisions hereof.

3.4. Impermissible Transfer. Any attempted Transfer of Shares not permitted under the terms of this Section 3 will be null and void, and the Company will not in any way give effect to any such impermissible Transfer.

3.5. Period. The foregoing provisions of this Section 3 will expire upon the earlier of (a) a Change of Control and (b) the effectiveness of the Company’s registration statement in connection with a Qualified Public Offering.

4.	“TAG ALONG” AND “DRAG ALONG” RIGHTS.

4.1. Tag Along. If one or more holders of Investor Shares (each such holder, a “Prospective Selling Investor”) proposes to Sell any such Shares to any Prospective Purchaser in a transaction (a) not constituting a Transfer pursuant to the terms of Sections 3.1 or 3.2(a)(iii) and (b) in connection with which the Majority Investors have not elected to exercise their “drag along” rights under Section 4.2:

4.1.1. Notice. The Prospective Selling Investors will deliver a written notice (the “Tag Along Notice”) to each other holder of Shares (each, a “Tag Along Holder”) at least ten business days prior to such proposed Transfer. The Tag Along Notice will include:

(a) The principal terms of the proposed Sale insofar it relates to such Shares, including (i) the number and Class of the Shares to be purchased from the Prospective Selling Investors, (ii) the fraction(s) expressed as a percentage, determined by dividing the number of Shares of each Class to be purchased from the Prospective Selling Investors by the total number of Investor Shares of each such Class originally purchased by the Investors (the “Tag Along Sale Percentage”), (iii) the maximum and minimum per share purchase price and (iv) the name and address of the Prospective Purchaser; and

(b) An invitation to each Tag Along Holder to make an offer to include in the proposed Sale to the applicable Prospective Purchaser an additional number of Shares held by such Tag Along Holder (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares of the applicable Class held by such Tag Along Holder), on the same terms and conditions (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities), with respect to each Share Sold, as the Prospective Selling Investors will Sell each of their Shares.

4.1.2. Exercise. Within five business days after the effectiveness of the Tag Along Notice, each Tag Along Holder desiring to make an offer to include issued and outstanding Shares in the proposed Sale (each a “Participating Seller” and, together with the Prospective Selling Investors, collectively, the “Tag Along Sellers”) will furnish a written notice (the “Tag Along Offer”) to the Prospective Selling Investors offering to include an additional number of Shares (not in any event to exceed the Tag Along Sale Percentage of the total number of Shares of the applicable Class held by such Participating Seller) that such Participating Seller desires to have included in the proposed Sale. Each Tag Along Holder who does not accept the Prospective Selling Investors’ invitation to make an offer to include Shares in the proposed Sale will be deemed to have waived all of his rights with respect to such Sale, and the Tag Along Sellers will thereafter be free to Sell to the Prospective Purchaser, at a per share price no greater than the maximum per share price set forth in the Tag Along Notice and on other principal terms that are not materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, without any further obligation to such non-accepting Tag Along Holder.

4.1.3. Irrevocable Offer. The offer of each Participating Seller contained in his Tag Along Offer will be irrevocable, and, to the extent such offer is accepted, such Participating Seller will be bound and obligated to Sell in the proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities), as the Prospective Selling Investors, up to such number of Shares as such Participating Seller will have specified in his Tag Along Offer; provided, however, that if the principal terms of the proposed Sale change with the result that the per share price will be less than the minimum per share price set forth in the Tag Along Notice or the other principal terms will be materially less favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, each Participating Seller will be permitted to withdraw the offer contained in his Tag Along Offer and will be released from his obligations thereunder.

4.1.4. Reduction of Shares Sold. The Prospective Selling Investors will attempt to obtain the inclusion in the proposed Sale of the entire number of Shares that each of the Tag Along Sellers requested to have included in the Sale (as evidenced in the case of the Prospective Selling Investors by the Tag Along Notice and in the case of each Participating Seller by such Participating Seller’s Tag Along Offer). In the event the Prospective Selling Investors will be unable to obtain the inclusion of such entire number of Shares in the proposed Sale, the number of Shares to be sold in the proposed Sale will be allocated among the Tag Along Sellers in proportion, as nearly as practicable, to the respective number of Shares that each Tag Along Seller requested to be included in the proposed Sale.

4.1.5. Additional Compliance. If (a) prior to consummation, the terms of the proposed Sale change with the result that the per share price to be paid in such proposed Sale will be greater than the maximum per share price set forth in the Tag Along Notice or the other principal terms of such proposed Sale will be materially more favorable to the Tag Along Sellers than those set forth in the Tag Along Notice, the Tag Along Notice will be null and void, and it will be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1; provided, however, that in the case of such a separate Tag Along Notice, the applicable period to which reference is made in Sections 4.1.1 and 4.1.2 will be five business days and three business days, respectively, and (b) the Prospective Selling Investors have not completed the proposed Sale by the end of the 180th day following the date of the effectiveness of the Tag Along Notice, each Participating Seller will be released from his obligations under his Tag Along Offer, the Tag Along Notice will be null and void, and it will be necessary for a separate Tag Along Notice to be furnished, and the terms and provisions of this Section 4.1 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.1, unless the failure to complete such proposed Sale resulted from any failure by any Participating Seller to comply with the terms of this Section 4.

4.1.6. Classes of Shares. Notwithstanding the foregoing provisions of this Section 4.1, the right of any Tag Along Holder to include Shares in any Sale in accordance with this Section 4.1 shall be limited to a right to include Shares in such Sale which are of the same Class as the Shares to be included in such Sale by the Prospective Selling Investors, and all determinations under this Section 4.1 shall be made on the basis of the holdings of Shares of the Class of Shares to be included in such Sale by the Prospective Selling Investor (including the Tag Along Sale Percentage).

4.1.7. Subsequent Tag-Along Rights. If after the consummation of any transaction in which the Company is not the surviving corporation, the Investors and the Other Investors own any equity securities (“Successor Securities”) of the successor to the Company, then the Other Investors shall be entitled to participate in any Transfer by any Investor of Successor Securities on the same material terms, mutatis mutandis, as set forth in this Section 4.1.

4.2. Drag Along. Each holder of Shares hereby agrees, if requested by the Majority Investors, to Sell a specified percentage (the “Drag Along Sale Percentage”) of such Shares, directly or indirectly, to a Prospective Purchaser in the manner and on the terms set forth in this Section 4.2 in connection with the Sale by one or more holders of Investor Shares (each such holder, a “Prospective Selling Investor”) of the Drag Along Sale Percentage of the total number of Investor Shares of the applicable Class held by all holders of Investor Shares to the Prospective Purchaser.

4.2.1. Exercise. If the Majority Investors elect to exercise their rights under this Section 4.2, the Prospective Selling Investors will furnish a written notice (the “Drag Along Notice”) to each other holder of Shares. The Drag Along Notice will set forth the principal terms of the proposed Sale insofar as it relates to such Shares including (i) the number and Class of Shares to be acquired from the Prospective Selling Investors, (ii) the Drag Along Sale Percentage, (iii) the per share consideration to be received in the proposed Sale and (iv) the name and address of the Prospective Purchaser. If the Prospective Selling Investors consummate the proposed Sale to which reference is made in the Drag Along Notice, each other holder of Shares (each a “Participating Seller”, and, together with the Prospective Selling Investors, collectively, the “Drag Along Sellers”) will be bound and obligated to Sell the Drag Along Sale Percentage of his Shares in the

proposed Sale on the same terms and conditions, with respect to each Share Sold (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities), as the Prospective Selling Investors will Sell each Investor Share in the Sale (subject to Section 4.3.4 in the case of Options, Warrants and Convertible Securities). If at the end of the 180th day following the date of the effectiveness of the Drag Along Notice the Prospective Selling Investors have not completed the proposed Sale, the Drag Along Notice will be null and void, each Participating Seller will be released from his obligation under the Drag Along Notice and it will be necessary for a separate Drag Along Notice to be furnished and the terms and provisions of this Section 4.2 separately complied with, in order to consummate such proposed Sale pursuant to this Section 4.2.

4.2.2. Classes of Shares. Notwithstanding the foregoing provisions of this Section 4.2, the obligation of any holder of Shares to include Shares in any Sale in accordance with this Section 4.2 shall be limited to an obligation to include Shares in such Sale which are of the same Class as the Shares to be included in such Sale by the Prospective Selling Investors, and all determinations under this Section 4.2 shall be made on the basis of the holdings of Shares of the Class of Shares to be included in such Sale by the Prospective Selling Investor (including the Drag Along Sale Percentage).

4.3. Miscellaneous. The following provisions will be applied to any proposed Sale to which Section 4.1 or 4.2 applies:

4.3.1. Certain Legal Requirements. In the event the consideration to be paid in exchange for Shares in a proposed Sale pursuant to Section 4.1 or Section 4.2 includes any securities, and the receipt thereof by a Participating Seller would require under applicable law (a) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (b) the provision to any Tag Along Seller or Drag Along Seller of any information regarding the Company, such securities or the issuer thereof, such Participating Seller will not have the right to Sell Shares in such proposed Sale. In such event, the Prospective Selling Investors will have the right, but not the obligation, to cause to be paid to such Participating Seller in lieu thereof, against surrender of the Shares (in accordance with Section 4.3.6 hereof) that would have otherwise been Sold by such Participating Seller to the Prospective Purchaser in the proposed Sale, an amount in cash equal to the Fair Market Value of such Shares as of the date such securities would have been issued in exchange for such Shares.

4.3.2. Further Assurances. Each Participating Seller, whether in his capacity as a Participating Seller, stockholder, officer or director of the Company, or otherwise, will take or cause to be taken all such actions as may be necessary or reasonably desirable in order expeditiously to consummate each Sale pursuant to Section 4.1 or 4.2 and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; furnishing information and copies of documents; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Prospective Selling Investors and the Prospective Purchaser; provided, however, that Participating Sellers will be obligated to become liable in respect of any representations, warranties, covenants, indemnities or otherwise to the Prospective Purchaser solely to the extent provided in the immediately following sentence. Without limiting the generality of the foregoing, each Participating Seller agrees to execute and deliver such agreements as may be reasonably specified by the Prospective Selling Investors to which such Prospective Selling Investors will also be party, including, without limitation, agreements to (i) (a) make individual representations, warranties, covenants and other agreements as to the unencumbered title to its Shares and the power, authority and legal right to Transfer such Shares and the absence of any Adverse Claim with respect to such Shares and (b) be liable without limitation as to such representations, warranties, covenants and other agreements and (ii) be liable (whether by purchase price adjustment, indemnity payments or otherwise) in respect of representations, warranties, covenants and agreements in respect of the Company and its subsidiaries; provided, however, that the aggregate amount of liability described in this clause (ii) in connection with any Sale of Shares will not exceed the lesser of (i) such Participating Seller’s pro rata portion of any such liability, to be determined in accordance with such Participating Seller’s portion of the total number of Shares included in such Sale, or (ii) the proceeds to such Participating Seller in such Sale.

4.3.3. Sale Process. The Investors will, in their sole discretion, decide whether or not to pursue, consummate, postpone or abandon any proposed Sale and the terms and conditions thereof. No Investor or any Affiliate of any Investor will have any liability to any other holder of Shares arising from, relating to or in connection with the pursuit, consummation, postponement, abandonment or terms and conditions of any proposed Sale, except to the extent such Investor will have failed to comply with the provisions of this Section 4.

4.3.4. Treatment of Options, Warrants and Convertible Securities. Each Participating Seller agrees that to the extent he desires or is obligated to include Options, Warrants or Convertible Securities in any Sale of Shares pursuant to Section 4, he will be deemed to have exercised, converted or exchanged such Options, Warrants or Convertible Securities immediately prior to the closing of such Sale to the extent necessary to Sell Common Stock to the Prospective Purchaser, except to the extent permitted under the terms of any such Option, Warrant or Convertible Security and agreed by the Prospective Purchaser. If any Participating Seller will Sell Options, Warrants or Convertible Securities in any Sale pursuant to Section 4, such Participating Seller will receive in exchange for such Options, Warrants or Convertible Securities consideration equal to the amount (if greater than zero) determined by multiplying (a) the purchase price per share of Common Stock received by the holders of the Prospective Selling Investors in such Sale less the exercise price, if any, per share of such Option, Warrant or Convertible Security by (b) the number of shares of Common Stock issuable upon exercise, conversion or exchange of such Option, Warrant or Convertible Security (to the extent exercisable, convertible or exchangeable at the time of such Sale), subject to reduction for any tax or other amounts required to be withheld under applicable law.

4.3.5. Expenses. All costs and expenses incurred by the Prospective Selling Investors or the Company in connection with any proposed Sale pursuant to this

Section 4 (whether or not consummated), including without limitation all attorneys fees and expenses, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be paid by the Company. The reasonable fees and expenses of a single legal counsel (which counsel will be reasonably acceptable to the Majority Subdebt Investors) representing any or all of the other Tag Along Sellers or Drag Along Sellers (including any participating Managers) in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) will be paid by the Company. Any other costs and expenses incurred by or on behalf of any or all of the other Tag Along Sellers or Drag Along Sellers in connection with any proposed Sale pursuant to this Section 4 (whether or not consummated) will be borne by such Tag Along Seller(s) or Drag Along Seller(s).

4.3.6. Closing. The closing of a Sale to which Section 4.1 or 4.2 applies will take place at such time and place as the Prospective Selling Investors will specify by notice to each Participating Seller. At the closing of such Sale, each Participating Seller will deliver the certificates evidencing the Shares to be Sold by such Participating Seller, duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any liens or encumbrances, with any stock (or equivalent) transfer tax stamps affixed, against delivery of the applicable consideration.

4.4. Period. Subject to the continuing rights of the Other Investors pursuant to Section 4.1.7, the foregoing provisions of this Section 4 will expire on the earlier of (a) a Change of Control or (b) the effectiveness of the Company’s registration statement in connection with a Qualified Public Offering.

5.	OPTIONS TO PURCHASE OR SELL SHARES.

5.1. Call Option. Except as the Company may otherwise agree with any Manager with respect to his Shares, upon any termination of the employment by the Company and its subsidiaries of any holder of Management Shares the Company will have the right to purchase for cash (or notes to the extent provided below in Section 5.2) all or any portion of the Management Shares that are not Options held by such holder or originally issued to such holder but held by one or more Permitted Transferees on the following terms (the “Call Option”):

5.1.1. Termination.

5.1.1.1. Termination due to Death or Disability or by Company other than for Cause or by the Holder. If such termination is the result of (i) the death or disability of such holder, (ii) termination of such holder’s employment by the Company other than for Cause or (iii) termination of such holder’s employment by such holder then, in any such event, the Company may purchase all or any portion of the Management Shares that are not Options held by such holder (or Permitted Transferee, if applicable) at a per Share price equal to the Fair Market Value of such Shares.

5.1.1.2. Termination by Company for Cause. If such termination is the result of termination of such holder’s employment by the Company for Cause then the Company may purchase all or any portion of the Management Shares that are not Options held by such holder (or Permitted Transferee, if applicable) at a per Share price equal to the lesser of the Cost or the Fair Market Value of such Shares.

5.1.2. Notices, Etc. Any Call Option may be exercised by delivery of written notice thereof (the “Call Notice”) to the applicable holder of Management Shares not later than the 70th day (or, in the case of a termination resulting from the death of such holder, the 130th day) after the effectiveness of the applicable termination of employment (the “Call Option Exercise Period”). The Call Notice will state that the Company has elected to exercise the Call Option, and the number and price of the Shares with respect to which the Call Option is being exercised.

5.2. Form of Payment. In each case Shares are purchased pursuant to Section 5.1, the Company will pay for such Shares by (i) paying the holder not less than one-half of the purchase price in cash, as determined by the Board and (ii) issuing for the balance of the purchase price not so paid in cash a promissory note in a principal amount equal to such balance. The principal of such note will be due and payable in four equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of this Section 5.2; provided, however, that if any payment of cash required upon the purchase and sale of Shares upon the exercise of any Call Option or any payment on a promissory note issued under Section 5.1 would (a) constitute, result in or give rise to any breach or violation of, or any default or right or cause of action under, any agreement to which the Company or any of its subsidiaries is, from time to time, a party or (b) leave the Company and its subsidiaries with less cash or borrowing availability than, in the good faith judgment of the Board, is necessary to operate the business of the Company and its subsidiaries in the ordinary course of business, then,

(i) in the case of a cash payment due at a closing of any purchase and sale of Shares upon the exercise of any Call Option, the Company will issue a promissory note in the aggregate principal amount of such payment, the principal amount of which note will be due and payable in four equal annual installments, the first such installment becoming due and payable on the first anniversary of the issuance of such note, and interest will accrue thereon at a rate equal to the applicable federal rate and be payable annually in arrears, in each case subject to the provisions of clause (ii) below, and

(ii) in the case of the cash payment in respect of a promissory note issued under this Section 5.2, notwithstanding any of the provisions of such note, including without limitation, the stated maturity of such note and the stated date on which interest payments are due, such payment will not become due and payable until such time as such payment can be made without violating any such agreement and not resulting in the Company and its subsidiaries having less cash or borrowing availability than the Board determines is necessary to operate the business as contemplated above.

Any promissory note issued under this Section 5.2 may be prepaid in whole or in part at any time and from time to time without premium or penalty.

5.3. Closing.

5.3.1. The closing of any purchase and sale of Shares pursuant to this Section 5 will take place as soon as reasonably practicable and in no event later than 30 days after termination of the Call Option Exercise Period at the principal office of the Company, or at such other time and location as the parties to such purchase may mutually determine.

5.3.2. At the closing of any purchase and sale of Shares following the exercise of any Call Option, the holders of Shares to be sold will deliver to the Company a certificate or certificates representing the Shares to be purchased by the Company duly endorsed, or with stock (or equivalent) powers duly endorsed, for transfer with signature guaranteed, free and clear of any lien or encumbrance, with any necessary stock (or equivalent) transfer tax stamps affixed, and the Company will pay to such holder by certified or bank check or wire transfer of immediately available federal funds or note, as may be applicable, the purchase price of the Shares being purchased by the Company. The delivery of a certificate or certificates for Shares by any Person selling Shares pursuant to any Call Option will be deemed a representation and warranty by such Person that: (i) such Person has full right, title and interest in and to such Shares; (ii) such Person has all necessary power and authority and has taken all necessary action to sell such Shares as contemplated; (iii) such Shares are free and clear of any and all liens or encumbrances and (iv) there is no Adverse Claim with respect to such Shares.

5.4. Acknowledgment. Each holder of Management Shares acknowledges and agrees that neither the Company nor any Person directly or indirectly affiliated with the Company (in each case whether as a director, officer, manager, employee, agent or otherwise) will have any duty or obligation to affirmatively disclose to him, and he will not have any right to be advised of, any material information regarding the Company or otherwise at any time prior to, upon, or in connection with (i) any termination of his employment by the Company and its subsidiaries or (ii) the exercise of any Call Option or any purchase of the Shares pursuant thereto.

5.5. Period. The foregoing provisions of this Section 5 will expire upon the earlier of (a) a Change of Control and (b) the effectiveness of the Company’s registration statement in connection with a Qualified Public Offering.

6.	RIGHT OF PARTICIPATION.

The Company will not issue or sell any debt securities or shares of any of its capital stock or any securities convertible into or exchangeable for any shares of its capital stock, issue or grant any options or warrants for the purchase of, or enter into any agreements providing for the issuance (contingent or otherwise) of, any debt securities or any of its capital stock or any stock or securities convertible into or exchangeable for any shares of its capital stock, in each case, to any Investor, any Affiliated Fund or any limited partner of an Investor (each an “ Issuance” of “Subject Securities”), except in compliance with the provisions of Section 6.1 or 6.2.

6.1. Right of Participation.

6.1.1. Offer. Not fewer than fifteen days prior to the consummation of an Issuance, a notice (the “Participation Notice”) will be furnished by the Company to each holder of Investor Shares and Other Investor Shares (the “Participation Offerees”). The Participation Notice will include:

(a) The principal terms of the proposed Issuance, including, without limitation, (i) the amount and kind of Subject Securities to be included in the Issuance, (ii) the number of Equivalent Shares represented by such Subject Securities (if applicable), (iii) the percentage of the total number of Shares consisting of Common Stock outstanding as of immediately prior to giving effect to such Issuance that the number of Shares consisting of Common Stock held by such Participation Offeree constitutes (the “Participation Portion”), (iv) the maximum and minimum price (including, without limitation, if applicable, the maximum and minimum Price Per Equivalent Share) per unit of the Subject Securities and (v) the name and address of the Investor or Affiliated Fund to whom the Subject Securities will be issued (the “Prospective Subscriber”); and

(b) An offer by the Company to issue, at the option of each Participation Offeree, to such Participation Offeree such portion of the Subject Securities to be included in the Issuance as may be requested by such Participation Offeree (not to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance), on the same economic terms and conditions, with respect to each unit of Subject Securities issued to the Participation Offerees, as each of the Prospective Subscribers will be issued units of Subject Securities.

6.1.2. Exercise.

6.1.2.1. General. Each Participation Offeree desiring to accept the offer contained in the Participation Notice will send a written commitment to the Company within ten days after the effectiveness of the Participation Notice specifying the amount of Subject Securities (not in any event to exceed the Participation Portion of the total amount of Subject Securities to be included in the Issuance) that such Participation Offeree desires to be issued (each such Participation Offeree desiring to purchase Subject Securities, a “Participating Purchaser”). Each Participation Offeree who has not so accepted such offer will be deemed to have waived all of his rights with respect to the Issuance, and the Company will thereafter be free to issue Subject Securities in the Issuance to the Prospective Subscriber and any Participating Purchasers, at a price no less than the minimum price set forth in the Participation Notice and on other principal terms not substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, without any further obligation to such non-accepting Participation Offerees with respect to such proposed issuance. If, prior to consummation, the terms of such proposed Issuance will change with the result that the price will be less than the minimum price set forth in the Participation Notice or the other principal terms will be substantially more favorable to the Prospective Subscriber than those set forth in the Participation Notice, it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 6.1 separately complied with, in order to consummate such Issuance pursuant to this Section 6.1.

6.1.2.2. Irrevocable Acceptance. The acceptance of each Participating Purchaser will be irrevocable except as hereinafter provided, and each such Participating Purchaser will be bound and obligated to acquire in the Issuance on the same terms and conditions, with respect to each unit of Subject Securities issued, as the Prospective Subscriber, such amount of Subject Securities as such Participating Purchaser will have specified in such Participating Purchaser’s written commitment.

6.1.2.3. Time Limitation. If at the end of the 180th day following the date of the effectiveness of the Participation Notice the Company has not completed the Issuance, each Participating Purchaser will be released from his obligations under the written commitment, the Participation Notice will be null and void, and it will be necessary for a separate Participation Notice to be furnished, and the terms and provisions of this Section 6.1 separately complied with, in order to consummate such Issuance pursuant to this Section 6.1.

6.1.3. Other Securities. The Company may condition the participation of the Participation Offerees in an Issuance upon the purchase by such Participation Offerees of any securities (including, without limitation, debt securities) other than Subject Securities (“Other Securities”) in the event that the participation of the Prospective Subscriber in such Issuance is so conditioned. In such case, each Participating Purchaser will acquire in the Issuance, together with the Subject Securities to be acquired by it, Other Securities in the same proportion to the Subject Securities to be acquired by it as the proportion of Other Securities to Subject Securities being acquired by the Prospective Subscriber in the Issuance, on the same terms and conditions, as to each unit of Subject Securities and Other Securities issued to the Participating Purchasers, as the Prospective Subscriber will be issued units of Subject Securities and Other Securities.

6.1.4. Certain Legal Requirements. In the event that the participation in the Issuance by a holder of Shares as a Participating Purchaser would require under applicable law (i) the registration or qualification of such securities or of any person as a broker or dealer or agent with respect to such securities or (ii) the provision to any participant in the Sale of any information regarding the Company or the securities, such holder of Shares will not have the right to participate in the Issuance. Without limiting the generality of the foregoing, it is understood and agreed that the Company will not be under any obligation to effect a registration of such securities under the Securities Act or similar state statutes.

6.1.5. Further Assurances. Each Participation Offeree and each Stockholder to whom the Shares held by such Participation Offeree were originally issued, will, whether in his capacity as a Participating Purchaser, Stockholder, officer or director of the Company, or otherwise, take or cause to be taken all such reasonable actions as may be necessary or reasonably desirable in order expeditiously to consummate each Issuance pursuant to this Section 6.1 and any related transactions, including, without limitation, executing, acknowledging and delivering consents, assignments, waivers and other documents or instruments; filing applications, reports, returns, filings and other documents or instruments with governmental authorities; and otherwise cooperating with the Company and the Prospective Subscriber. Without limiting the generality of the foregoing, each such Participating Purchaser and Stockholder agrees to execute and deliver such subscription and other agreements specified by the Company to which the Prospective Subscriber will be party.

6.1.6. Expenses. All reasonable costs and expenses incurred by the holders of Investor Shares or the Company in connection with any proposed Issuance of Subject Securities (whether or not consummated), including without limitation all attorney’s fees and charges, all accounting fees and charges and all finders, brokerage or investment banking fees, charges or commissions, will be paid by the Company. The reasonable fees and expenses of a single legal counsel (which counsel will be reasonably acceptable to the Majority Subdebt Investors) representing any or all of the other holders of Shares in connection with such proposed Issuance of Subject Securities (whether or not consummated) will be paid by the Company. Any other costs and expenses incurred by or on behalf of any other holder of Shares in connection with such proposed Issuance of Subject Securities (whether or not consummated) will be borne by such holder.

6.1.7. Closing. The closing of an Issuance pursuant to Section 6.1 will take place at such time and place as the Company will specify by notice to each Participating Purchaser. At the closing of any Issuance under this Section 6.1.7, each Participating Purchaser will be delivered the notes, certificates or other instruments evidencing the Subject Securities (and, if applicable, Other Securities) to be issued to such Participating Purchaser, registered in the name of such Participating Purchaser or his designated nominee, free and clear of any liens or encumbrances, with any transfer tax stamps affixed, against delivery by such Participating Purchaser of the applicable consideration.

6.2. Post-Issuance Notice. Notwithstanding the notice requirements of Sections 6.1.1 and 6.1.2, the Company may proceed with any Issuance prior to having complied with the provisions of Section 6.1; provided, that the Company will:

(a) provide to each holder of Shares who would have been a Participation Offeree in connection with such Issuance (i) with prompt notice of such Issuance and (ii) the Participation Notice described in Section 6.1.1 in which the actual price per unit of Subject Securities (and, if applicable, actual Price Per Equivalent Share) will be set forth; and

(b) include in the subscription (or similar) agreement with the purchaser(s) of the Subject Securities and, if applicable, Other Securities, a provision permitting the Company to repurchase such securities in an amount necessary to satisfy the offers made by holders of Shares in accordance the provisions of Section 6.1.2 in response to the Participation Notice furnished pursuant to clause (a) above.

6.3. Excluded Transactions. The preceding provisions of this Section 6 will not apply to any Issuance of Common Stock upon the exercise or conversion of any Common Stock, Options or Convertible Securities outstanding on the date hereof or issued after the date hereof in compliance with the provisions of this Section 6.

6.4. Acquired Shares. Any Subject Securities constituting shares of capital stock acquired by any holder of Shares pursuant to this Section 6 will be deemed for all purposes hereof to be Investor Shares or Other Investor Shares hereunder of like kind with the Shares then held by the acquiring holder.

6.5. Period. The foregoing provisions of this Section 6 will expire on the earlier of (a) a Change of Control or (b) the effectiveness of the Company’s registration statement in connection with an Initial Public Offering.

7.	REGISTRATION RIGHTS.

The Company will perform and comply, and cause each of its subsidiaries to perform and comply, with such of the following provisions as are applicable to it. Each holder of Shares will perform and comply with such of the following provisions as are applicable to such holder.

7.1. Demand Registration Rights for Investor Shares.

7.1.1. General. One or more holders of Investor Shares representing at least 25% of the total amount of Investor Shares then outstanding (“Initiating Investors”), by notice to the Company specifying the intended method or methods of disposition, may request that the Company effect the registration under the Securities Act for a Public Offering of all or a specified part of the Registrable Securities held by such Initiating Investors (for purposes of this Agreement, “Registrable Investor Securities” will mean Registrable Securities constituting Investor Shares). The Company will then use its best efforts to effect the registration under the Securities Act of the Registrable Securities that the Company has been requested to register by such Initiating Investors together with all other Registrable Securities that the Company has been requested to register pursuant to Section 7.2 or by other holders of Registrable Investor Securities by notice delivered to the Company within 20 days after the Company has given the notice required by Section 7.2.1 (which request will specify the intended method of disposition of such Registrable Securities), all to the extent requisite to permit the disposition (in accordance with the intended methods thereof as aforesaid) of the Registrable Securities that the Company has been so requested to register; provided, however, that the Company will not be obligated to take any action to effect any such registration pursuant to this Section 7.1.1 within 180 days immediately following the effective date of any registration statement pertaining to an underwritten public offering of securities of the Company for its own account (other than a Rule 145 Transaction or a registration relating solely to employee benefit plans).

7.1.2. Form. Each registration requested pursuant to Section 7.1.1 will be effected by the filing of a registration statement on Form S-1 (or any other form that includes substantially the same information as would be required to be included in a registration statement on such form as currently constituted), unless the use of a different form has been agreed to in writing by holders of at least a majority of the Registrable Investor Securities to be included in the proposed registration statement in question (the “Majority Participating Investors”).

7.1.3. Payment of Expenses. The Company will pay all reasonable expenses of holders of Investor Shares incurred in connection with each registration of Registrable Securities requested pursuant to this Section 7.1, other than underwriting discount and commission, if any, and applicable transfer taxes, if any.

7.1.4. Additional Procedures. In the case of a registration pursuant to Section 7.1 hereof, whenever the Majority Participating Investors will request that such registration will be effected pursuant to an underwritten offering, the Company will include such information in the written notices to holders of Registrable Securities referred to in Section 7.2. In such event, the right of any holder of Registrable Securities to have securities owned by such holder included in such registration pursuant to Section 7.1 will be conditioned upon such holder’s participation in such underwriting and the inclusion of such holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed upon by the Majority Participating Investors and such holder). If requested by such underwriters, the Company together with the holders of Registrable Securities proposing to distribute their securities through such underwriting will enter into an underwriting agreement with such underwriters for such offering containing such representations and warranties by the Company and such holders and such other terms and provisions as are customarily contained in underwriting agreements with respect to secondary distributions, including, without limitation, customary indemnity and contribution provisions (subject, in each case, to the limitations on such liabilities set forth in this Agreement).

7.2. Piggyback Registration Rights.

7.2.1. Piggyback Registration.

7.2.1.1. General. Each time the Company proposes to register any shares of Common Stock under the Securities Act on a form that would permit registration of Registrable Securities for sale to the public, for its own account and/or for the account of an Investor or an Affiliated Fund (pursuant to Section 7.1 or otherwise) for sale in a Public Offering, the Company will give notice to all holders of Registrable Securities of its intention to do so. Any such holder may, by written response delivered to the Company within 20 days after the effectiveness of such notice, request that all or a specified part of the Registrable Securities held by such holder be included in such registration. The Company thereupon will use its reasonable efforts to cause to be included in such registration under the Securities Act all shares of Common Stock that the Company has been so requested to register by such holders, to the extent required to permit the disposition (in accordance with the methods to be used by the Company or other holders of shares of Common Stock in such Public Offering) of the Registrable Securities to be so registered. No registration of Registrable Securities effected under this Section 7.2 will relieve the Company of any of its obligations to effect registrations of Registrable Securities pursuant to Section 7.1 hereof.

7.2.1.2. Excluded Transactions. The Company will not be obligated to effect any registration of Registrable Securities under this Section 7.2 incidental to the registration of any of its securities in connection with:

(a) Any Public Offering relating to employee benefit plans or dividend reinvestment plans;

(b) Any Public Offering relating to the acquisition or merger after the date hereof by the Company or any of its subsidiaries of or with any other businesses; or

(c) The Initial Public Offering, unless (i) such offering will have been initiated by the Investors pursuant to Section 7.1.1 or (ii) one or more Investors will have requested that all or a specified part of its Registrable Securities be included in such offering pursuant to this Section 7.2.1.

7.2.2. Payment of Expenses. The Company will pay all reasonable expenses of a single legal counsel representing any and all holders of Registrable Securities incurred in connection with each registration of Registrable Securities requested pursuant to this Section 7.2.

7.2.3. Additional Procedures. Holders of Shares participating in any Public Offering pursuant to this Section 7.2 will take all such actions and execute all such documents and instruments that are reasonably requested by the Company to effect the sale of their Shares in such Public Offering, including, without limitation, being parties to the underwriting agreement entered into by the Company and any other selling shareholders in connection therewith and being liable in respect of the representations and warranties by, and the other agreements (including without limitation customary selling stockholder representations, warranties, indemnifications and “lock-up” agreements) for the benefit of the underwriters; provided, however, that (a) with respect to individual representations, warranties, indemnities and agreements of sellers of Shares in such Public Offering, the aggregate amount of such liability will not exceed such holder’s net proceeds actually received by such holder from such offering and (b) to the extent selling stockholders give further representations, warranties and indemnities, then with respect to all other representations, warranties and indemnities of sellers of shares in such Public Offering, the aggregate amount of such liability will not exceed the lesser of (i) such holder’s pro rata portion of any such liability, in accordance with such holder’s portion of the total number of Shares included in the offering or (ii) such holder’s net proceeds actually received by such holder from such offering.

7.3. Certain Other Provisions.

7.3.1. Underwriter’s Cutback. In connection with any registration of shares, the underwriter may determine that marketing factors (including, without limitation, an adverse effect on the per share offering price) require a limitation of the number of shares to be underwritten. Notwithstanding any contrary provision of this Section 7 and subject to the terms of this Section 7.3.1, the underwriter may limit the number of shares that would otherwise be included in such registration by excluding any or all Registrable Securities from such registration (it being understood that the number of shares that the Company seeks to have registered in such registration will not be subject to exclusion, in whole or in part, under this Section 7.3.1). Upon receipt of notice from the underwriter of the need to reduce the number of shares to be included in the registration, the Company will advise all holders of the Company’s securities that would otherwise be registered and underwritten pursuant hereto, and the number of shares of such securities, including Registrable Securities, that may be included in the registration will be allocated in the following manner, unless the underwriter will determine that marketing factors require a different allocation: shares, other than Registrable Securities, requested to be included in such registration by shareholders will be excluded unless the Company has, with the consent of the Majority Investors, granted registration rights that are to be treated on an equal basis with Registrable Securities for the purpose of the exercise of the underwriter cutback (in which case Shares of Common Stock that are subject to such registration rights will be treated as Registrable Securities for purposes of this Section 7.3.1); and, if a limitation on the number of shares is still required, the number of Registrable Securities that may be included in such registration will be allocated among holders thereof pro rata in accordance with the respective amounts of Registrable Securities that may be included in such registration held by each such holder. For purposes of any underwriter cutback, all Registrable Securities held by any holder of Registrable Securities will also include any Registrable Securities held by the partners, retired partners, shareholders or affiliated entities of such holder, or the estates and family members of any such holder or such partners and retired partners, any trusts for the benefit of any of the foregoing persons and, at the election of such holder or such partners, retired partners, trusts or affiliated entities, and such holder and other persons will be deemed to be a single selling holder, and any pro rata reduction with respect to such selling holder will be based upon the aggregate amount of Registrable Securities owned by all entities and individuals included in such selling holder, as defined in this sentence. No securities excluded from the underwriting by reason of the underwriter’s marketing limitation will be included in such registration. Upon delivery of a written request that Registrable Securities be included in the underwriting pursuant to Section 7.1.1 or 7.2.1.1, the holder thereof may not thereafter elect to withdraw therefrom without the written consent of the Company and the Majority Investors.

7.3.2. Other Actions. If and in each case when the Company is required to use its best efforts to effect a registration of any Registrable Securities as provided in this Section 7, the Company will take appropriate and customary actions in furtherance thereof, including, without limitation: (a) promptly filing with the Commission a registration statement and using reasonable efforts to cause such registration statement to become effective, (b) preparing and filing with the Commission such amendments and supplements to such registration statements as may be required to comply with the Securities Act and to keep such registration statement effective for a period not to exceed 270 days from the date of effectiveness or such earlier time as the Registrable Securities covered by such registration statement will have been disposed of in accordance with the intended method of distribution therefor or the expiration of the time when a prospectus relating to such registration is required to be delivered under the Securities Act, (c) use its best efforts to register or qualify such Registrable Securities under the state securities or “blue sky” laws of such jurisdictions as the sellers will reasonably request; provided, however, that the Company will not be obligated to file any general consent to service of process or to qualify as a foreign corporation in any jurisdiction in which it is not so qualified or to subject itself to taxation in respect of doing business in any jurisdiction in which it would not otherwise be so subject; and (d) otherwise cooperate reasonably with, and take such customary actions as may reasonably be requested by the holders of Registrable Securities in connection with, such registration.

7.3.3. Selection of Underwriters and Counsel. The underwriters and legal counsel to be retained in connection with any Public Offering will be selected by the Board or, in the case of an offering following a request therefor under Section 7.1.1, the Initiating Investors.

7.3.4. Lock-Up. Without the prior written consent of the underwriters managing any Public Offering, for a period beginning seven days immediately preceding and ending on the 90th day (or in the case of the Initial Public Offering, 180th day) following the effective date of the registration statement used in connection with such offering, no holder of Shares (whether or not a selling shareholder pursuant to such registration statement) will (a) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise Transfer, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock or any securities convertible into or exercisable or exchangeable for such Common Stock, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of such Common Stock or such other securities, in cash or otherwise; provided, however, that the foregoing restrictions will not apply to (i) transactions relating to shares of Common

Stock or other securities acquired in open market transactions after the completion of the Initial Public Offering, (ii) Transfers to a Permitted Transferee of such holder in accordance with the terms of this Agreement or (iii) conversions of shares of Common Stock or other securities into other classes of Common Stock without change of holder.

7.4. Indemnification and Contribution.

7.4.1. Indemnities of the Company. In the event of any registration of any Registrable Securities or other debt or equity securities of the Company or any of its subsidiaries under the Securities Act pursuant to this Section 7 or otherwise, and in connection with any registration statement or any other disclosure document produced by or on behalf of the Company or any of its subsidiaries including, without limitation, reports required and other documents filed under the Exchange Act, and other documents pursuant to which any debt or equity securities of the Company or any of its subsidiaries are sold (whether or not for the account of the Company or its subsidiaries), the Company will, and hereby does, and will cause each of its subsidiaries, jointly and severally, to indemnify and hold harmless each seller of Registrable Securities, any Person who is or might be deemed to be a controlling Person of the Company or any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, their respective direct and indirect partners, advisory board members, directors, officers, trustees, members and shareholders, and each other Person, if any, who controls any such seller or any such holder within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such person being referred to herein as a “Covered Person”), against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof), joint or several, to which such Covered Person may be or become subject under the Securities Act, the Exchange Act, any other securities or other law of any jurisdiction, the common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of or are based upon (i) any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement under the Securities Act, any preliminary prospectus or final prospectus included therein, or any related summary prospectus, or any amendment or supplement thereto, or any document incorporated by reference therein, or any other such disclosure document (including without limitation reports and other documents filed under the Exchange Act and any document incorporated by reference therein) or other document or report, (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or (iii) any violation or alleged violation by the Company or any of its subsidiaries of any federal, state, foreign or common law rule or regulation applicable to the Company or any of its subsidiaries and relating to action or inaction in connection with any such registration, disclosure document or other document or report, and will reimburse such Covered Person for any legal or any other expenses incurred by it in connection with investigating or defending any such loss, claim, damage, liability, action or proceeding; provided, however, that neither the Company nor any of its subsidiaries will be liable to any Covered Person in any such case to the extent that any such loss, claim, damage, liability, action or proceeding arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, any such preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other such disclosure document or other document or report, in reliance upon and in conformity with written information furnished to the Company or to any of its subsidiaries through an instrument duly executed by such Covered Person specifically stating that it is for use in the preparation thereof. The indemnities of the Company and of its subsidiaries contained in this Section 7.4.1 will remain in full force and effect regardless of any investigation made by or on behalf of such Covered Person and will survive any transfer of securities.

7.4.2. Indemnities to the Company. The Company and any of its subsidiaries may require, as a condition to including any securities in any registration statement filed pursuant to this Section 7, that the Company and any of its subsidiaries will have received, subject to the limitations set forth in Section 7.4.4, an undertaking satisfactory to it from the prospective seller of such securities, to indemnify and hold harmless the Company and any of its subsidiaries, each director of the Company or any of its subsidiaries, each officer of the Company or any of its subsidiaries who will sign such registration statement and each other Person (other than such seller), if any, who controls the Company and any of its subsidiaries within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each other prospective seller of such securities with respect to any statement in or omission from such registration statement, any preliminary prospectus, final prospectus or summary prospectus included therein, or any amendment or supplement thereto, or any other disclosure document (including, without limitation, reports and other documents filed under the Exchange Act or any document incorporated therein) or other document or report, if such statement or omission was made in reliance upon and in conformity with written information furnished to the Company or any of its subsidiaries through an instrument executed by such seller specifically stating that it is for use in the preparation of such registration statement, preliminary prospectus, final prospectus, summary prospectus, amendment or supplement, incorporated document or other document or report. Such indemnity will remain in full force and effect regardless of any investigation made by or on behalf of the Company, any of its subsidiaries or any such director, officer or controlling Person and will survive any transfer of securities.

7.4.3. Contribution. If the indemnification provided for in Sections 7.4.1 or 7.4.2 hereof is unavailable to a party that would have been entitled to indemnification pursuant to the foregoing provisions of this Section 7.4 (an “Indemnitee”) in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each party that would have been an indemnifying party thereunder will, in lieu of indemnifying such Indemnitee, subject to the limitation set forth in Section 7.4.4 contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) in such proportion as is appropriate to reflect the relative fault of such indemnifying party on the one hand and such Indemnitee on the other in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities (or actions or proceedings in respect thereof). The relative fault will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by such indemnifying party or such Indemnitee and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties agree that it would not be just or equitable if contribution pursuant to this Section 7.4.3 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the preceding sentence. The amount paid or payable by a contributing party as a result of the losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to above in this Section 7.4.3 will include any legal or other expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

7.4.4. Limitation on Liability of Holders of Registrable Securities. Anything in this Section 7.4 to the contrary notwithstanding, the liability of each holder of Registrable Securities in respect of any indemnification or contribution obligation of such holder arising under this Section 7.4 will not in any event exceed an amount equal to the net proceeds actually received by such holder (after deduction of all underwriters’ discounts, fees and commissions) from the disposition of the Registrable Securities disposed of by such holder pursuant to such registration.

8.	REMEDIES.

8.1. Generally. The Company and each holder of Shares will have all remedies available at law, in equity or otherwise in the event of any breach or violation of this Agreement or any default hereunder by the Company or any holder of Shares. The parties acknowledge and agree that in the event of any breach of this Agreement, in addition to any other remedies that may be available, each of the parties hereto will be entitled to specific performance of the obligations of the other parties hereto and, in addition, to such other equitable remedies (including, without limitation, preliminary or temporary relief) as may be appropriate in the circumstances.

8.2. Deposit. Without limiting the generality of Section 8.1, if any holder of Shares fails to deliver to the purchaser thereof the certificate or certificates evidencing Shares to be Sold pursuant to Section 4 or 5 hereof, or a lost certificate affidavit in form and substance reasonably satisfactory to the purchaser, such purchaser may, at its option, in addition to all other remedies it may have, deposit the purchase price (including any promissory note constituting all or any portion thereof) for such Shares with any national bank or trust company having combined capital, surplus and undivided profits in excess of One Hundred Million Dollars ($100,000,000) (the “Escrow Agent”) and the Company will cancel on its books the certificate or certificates representing such Shares and thereupon all of such holder’s rights in and to such Shares will terminate. Thereafter, upon delivery to such purchaser by such holder of the certificate or certificates evidencing such Shares (duly endorsed, or with stock powers duly endorsed, for transfer, with signature guaranteed, free and clear of any liens or encumbrances, and with any transfer tax stamps affixed), or such lost certificate affidavit, such purchaser will instruct the Escrow Agent to deliver the purchase price (without any interest from the date of the closing to the date of such delivery, any such interest to accrue to such purchaser) to such holder.

9.	LEGENDS.

9.1. Restrictive Legend. Each certificate representing Shares will have the following legend endorsed conspicuously thereupon:

The voting of the shares of stock represented by this certificate, and the sale, encumbrance or other disposition thereof, are subject to the provisions of an Amended and Restated Stockholders Agreement dated as of January 11, 2006, as amended from time to time, to which the issuer and certain of its stockholders are party, a copy of which may be inspected at the principal office of the issuer or obtained from the issuer without charge.

Each certificate representing Investor Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Investor:             .

Each certificate representing Other Investor Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Other Investor:             .

Each certificate representing Management Shares will also have the following legend endorsed conspicuously thereupon:

The shares of stock represented by this certificate were originally issued to, or issued with respect to shares originally issued to, the following Manager:             .

Any person who acquires Shares that are not subject to all or part of the terms of this Agreement will have the right to have such legend (or the applicable portion thereof) removed from certificates representing such Shares.

9.2. 1933 Act Legends. Each certificate representing Shares will have the following legend endorsed conspicuously thereupon:

The securities represented by this certificate were issued in a private placement, without registration under the Securities Act of 1933, as amended (the “Act”), and may not be sold, assigned, pledged or otherwise transferred in the absence of an effective registration under the Act covering the transfer or an opinion of counsel, satisfactory to the issuer, that registration under the Act is not required.

9.3. Stop Transfer Instruction. The Company will instruct any transfer agent not to register the Transfer of any Shares until the conditions specified in the foregoing legends are satisfied.

9.4. Termination of 1933 Act Legend. The requirement imposed by Section 9.2 hereof will cease and terminate as to any particular Shares (a) when, in the opinion of Ropes & Gray LLP, or other counsel reasonably acceptable to the Company, such legend is no longer required in order to assure compliance by the Company with the Securities Act or (b) when such Shares have been effectively registered under the Securities Act or transferred pursuant to Rule 144. Wherever (x) such requirement will cease and terminate as to any Shares or (y) such Shares will be transferable under paragraph (k) of Rule 144, the holder thereof will be entitled to receive from the Company, without expense, new certificates not bearing the legend set forth in Section 9.2 hereof.

10.	AMENDMENT, TERMINATION, ETC.

10.1. Oral Modifications. This Agreement may not be orally amended, modified, extended or terminated, nor will any oral waiver of any of its terms be effective.

10.2. Written Modifications. This Agreement may be amended, modified, extended or terminated, and the provisions hereof may be waived, only by an agreement in writing signed by the Majority Investors; provided, however, that (a) the consent of the Majority Other Investors will be required for any amendment, modification, extension, termination or waiver that has a material adverse effect on the rights of the holders of Other Investor Shares as such under this Agreement (b) the consent of the Majority Subdebt Investors will be required for any amendment, modification, extension, termination or waiver that has a material adverse effect on the rights of the Subdebt Investors as such or the Other Investors as such under this Agreement and (c) the consent of the Majority Managers will be required for any amendment, modification, extension, termination or waiver that has a material adverse effect on the rights of the holders of Management Shares as such under this Agreement. Each such amendment, modification, extension, termination and waiver will be binding upon each party hereto and each holder of Shares subject hereto. In addition, each party hereto and each holder of Shares subject hereto may waive any right hereunder by an instrument in writing signed by such party or holder.

10.3. Effect of Termination. No termination under this Agreement will relieve any Person of liability for breach prior to termination.

11.	DEFINITIONS.

For purposes of this Agreement:

11.1. Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Section 11:

(a) The words “hereof”, “herein”, “hereunder” and words of similar import will refer to this Agreement as a whole and not to any particular Section or provision of this Agreement; reference to a particular Section of this Agreement will include all subsections thereof; and the word “including” will be construed as “including without limitation”;

(b) Definitions will be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined; and

(c) The masculine, feminine and neuter genders will each include the other.

11.2. Definitions. The following terms will have the following meanings:

11.2.1. “Adverse Claim” will have the meaning set forth in Section 8-102 of the applicable Uniform Commercial Code.

11.2.2. “Affiliate” will mean, with respect to any specified Person, (a) any other Person that directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person (for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise), (b) with respect to any natural Person, any Member of the Immediate Family of such natural Person and (c) with respect to York Street, its Affiliated Funds and Ontario Teachers’ Pension Plan Board and its Affiliated Funds.

11.2.3. “Affiliated Fund” will mean, with respect to any Person, each corporation, trust, limited liability company, general or limited partnership or other entity under common control with such Person.

11.2.4. “Agreement” will have the meaning set forth in the Preamble.

11.2.5. “Antares” will mean Antares Capital Corporation.

11.2.6. “Board” will have the meaning set forth in Section 2.1.

11.2.7. “Call Notice” will have the meaning set forth in Section 5.1.2.

11.2.8. “Call Option” will have the meaning set forth in Section 5.1.

11.2.9. “Call Option Exercise Period” will have the meaning set forth in Section 5.1.2.

11.2.10. “Cause” with respect to any holder of Management Shares, (a) will have the meaning, if any, set forth in the employment agreement then in effect, if any, between such holder and the Company or its subsidiaries or (b) if there is no such meaning in such employment agreement or there is no such employment agreement then in effect, will mean, the following events or conditions, as determined by the Board in its reasonable judgment: (i) the refusal or failure to perform (other than by reason of disability), or material negligence or willful misconduct in the performance of the Manager’s duties and responsibilities to the Company or any of its Affiliates, or refusal or failure to follow or carry out any direction of the Board; (ii) the material breach by the Manager of any provision of any agreement to which the Manager and the Company or any of its Affiliates are party; (iii) the commission of fraud, embezzlement, theft or other dishonesty by the Manager; (iv) the conviction of the Manager of, or plea by the Manager of nolo contendere to, any felony or any other crime involving dishonesty or moral turpitude; (v) the Manager’s abuse of drugs or alcohol while performing services for the Company; (vi) the Manager’s having obtained a loan from the Company without the approval of the Board; and (vii) any other conduct that involves a breach of fiduciary obligation on the part of the Manager or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company or any of its Affiliates.

11.2.11. “Change of Control” will mean (a) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, any Person (or group of Persons acting in concert) other than the Investors and their Affiliates will have the direct or indirect power to elect a majority of the members of the Board or (b) any change in the ownership of the capital stock of the Company if, immediately after giving effect thereto, the Investors and their Affiliates will own less than 35% of the Equivalent Shares.

11.2.12. “Charter” will mean the Amended and Restated Certificate of Incorporation of the Company, as amended or restated from time to time.

11.2.13. “Class” will mean (a) in the case of Shares consisting of Preferred Stock, the Preferred Stock and (b) in the case of Shares consisting of Common Stock, the Common Stock.

11.2.14. “Closing” will have the meaning set forth in Section 1.1.

11.2.15. “Commission” will mean the Securities and Exchange Commission.

11.2.16. “Common Stock” will mean the common stock, par value $0.001 per share, of the Company.

11.2.17. “Company” will have the meaning set forth in the Preamble.

11.2.18. “Convertible Securities” will mean any evidence of indebtedness, shares of stock (other than Common Stock) or other securities (other than Options and Warrants) that are directly or indirectly convertible into or exchangeable or exercisable for shares of Common Stock.

11.2.19. “Cost” will mean, for any security, the price paid to the issuer for such security; provided, however, that (a) in the case of Shares consisting of Common Stock issued and outstanding as of the date hereof, such price will for purposes of Section 5 be deemed to be $10.00 and (b) in the case of Shares consisting of Preferred Stock issued and outstanding as of the date hereof, such price will for purposes of Section 5 be deemed to be $1,000.00.

11.2.20. “Covered Person” will have the meaning set forth in Section 7.4.1.

11.2.21. “Drag Along Notice” will have the meaning set forth in Section 4.2.1.

11.2.22. “Drag Along Sale Percentage” will have the meaning set forth in Section 4.2.

11.2.23. “Drag Along Sellers” will have the meaning set forth in Section 4.2.1.

11.2.24. “Equivalent Shares” shall mean, at any date of determination, (a) as to any outstanding shares of Common Stock, such number of shares of Common Stock and (b) as to any outstanding Options, Warrants or Convertible Securities which constitute Shares, the maximum number of shares of Common Stock for which or into which such Options, Warrants or Convertible Securities may at the time be exercised, converted or exchanged (or which will become exercisable, convertible or exchangeable on or prior to, or by reason of, the transaction or circumstance in connection with which the number of Equivalent Shares is to be determined).

11.2.25. “Escrow Agent” will have the meaning set forth in Section 8.2.

11.2.26. “Exchange Act” will mean the Securities Exchange Act of 1934, as in effect from time to time.

11.2.27. “Existing Investors” will have the meaning set forth in the Recitals.

11.2.28. “Existing Stockholders Agreement” will have the meaning set forth in the Recitals.

11.2.29. “Fair Market Value” will mean, as of any date, as to any Share, the Board’s good faith determination of the fair value of such Share as of the applicable reference date.

11.2.30. “Indemnitee” will have the meaning set forth in Section 7.4.3.

11.2.31. “Initial Public Offering” means the initial Public Offering registered on Form S-1 (or any successor form under the Securities Act).

11.2.32. “Initiating Investors” will have the meaning set forth in Section 7.1.1.

11.2.33. “Investor Shares” shall mean (a) all shares of capital stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, the Investor or any of its respective Permitted Transferees, whenever issued, including without limitation shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and (except for purposes of Section 4.1) Convertible Securities originally granted or issued to the Investor (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

11.2.34. “Investors” will have the meaning set forth in the Preamble.

11.2.35. “Issuance” will have the meaning set forth in Section 6.

11.2.36. “Majority Investors” will mean, as of any date, the holders of a majority of the Investor Shares consisting of Common Stock outstanding on such date.

11.2.37. “Majority Managers” will mean, as of any date, the holders of a majority of the Management Shares consisting of Common Stock outstanding on such date.

11.2.38. “Majority Other Investors” will mean, as of any date, the holders of a majority of the Other Investor Shares consisting of Common Stock outstanding on such date.

11.2.39. “Majority Subdebt Investors” will mean, as of any date, the holders of a majority of the Other Investor Shares held by the Subdebt Investors consisting of Common Stock outstanding on such date.

11.2.40. “Majority Participating Investors” will have the meaning set forth in Section 7.2.1.

11.2.41. “Management Shares” will mean (a) all shares of capital stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, a Manager, whenever issued, including without limitation all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and (except for purposes of Section 4.1) Convertible Securities originally granted or issued to a Manager (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except (i) for purposes of Section 6 and (ii) as otherwise specifically set forth herein).

11.2.42. “Managers” will have the meaning set forth in the Preamble.

11.2.43. “Members of the Immediate Family” will mean, with respect to any individual, each parent, spouse or child or other descendants of such individual, each trust created solely for the benefit of one or more of the aforementioned Persons and their spouses and each custodian or guardian of any property of one or more of the aforementioned Persons in his capacity as such custodian or guardian.

11.2.44. “Options” will mean any options to subscribe for, purchase or otherwise directly acquire Common Stock.

11.2.45. “Other Investor Shares” will mean (a) all shares of capital stock of the Company originally issued to, or issued with respect to shares originally issued to, or held by, an Other Investor, whenever issued, including without limitation all shares of Common Stock issued upon the exercise, conversion or exchange of any Options, Warrants or Convertible Securities and (b) all Options, Warrants and (except for purposes of Section 4.1) Convertible Securities originally granted or issued to an Other Investor (treating such Options, Warrants and Convertible Securities as a number of Shares equal to the number of Equivalent Shares represented by such Options, Warrants and Convertible Securities for all purposes of this Agreement except as otherwise specifically set forth herein).

11.2.46. “Other Investors” will have the meaning set forth in the Preamble.

11.2.47. “Other Securities” will have the meaning set forth in Section 6.1.3.

11.2.48. “Panther” will have the meaning set forth in the Preamble.

11.2.49. “Participating Purchaser” will have the meaning set forth in Section 6.1.2.

11.2.50. “Participating Seller” will have the meaning set forth in Sections 4.1.2 and 4.2.1.

11.2.51. “Participation Notice” will have the meaning set forth in Section 6.1.1.

11.2.52. “Participation Offerees” will have the meaning set forth in Section 6.1.1.

11.2.53. “Participation Portion” will have the meaning set forth in Section 6.1.1.

11.2.54. “Permitted Transferee” will have the meaning set forth in Section 3.1.

11.2.55. “Person” will mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

11.2.56. “Preferred Stock” will mean the Series A Redeemable Preferred Stock, par value $0.001 per share, of the Company.

11.2.57. “Price Per Equivalent Share” will mean the Board’s good faith determination of the price per Equivalent Share of any Convertible Securities or Options that are the subject of an Issuance pursuant to Section 6 hereof.

11.2.58. “Prospective Purchaser” will mean any Person, including the Company, proposing to purchase shares from a Prospective Selling Investor.

11.2.59. “Prospective Selling Investor” will have the meaning set forth in Sections 4.1 and 4.2.

11.2.60. “Prospective Subscriber” will have the meaning set forth in Section 6.1.1.

11.2.61. “Public Offering” will mean a public offering and sale of Common Stock for cash pursuant to an effective registration statement under the Securities Act.

11.2.62. “Purchased Shares” will have the meaning set forth in Section 5.1.1.2.

11.2.63. “Purchaser” will have the meaning set forth in the Recitals.

11.2.64. “Qualified Public Offering” will mean a Public Offering, other than any Public Offering or sale pursuant to a registration statement on Form S-8 or comparable form, in which the aggregate price to the public of all such common stock sold in such offering will exceed $50,000,000.

11.2.65. “Registrable Investor Securities” will have the meaning set forth in Section 7.1.1.

11.2.66. “Registrable Securities” will mean (a) all shares of Common Stock, (b) all shares of Common Stock issuable upon exercise, conversion or exchange of any Option, Warrant or Convertible Security and (c) all shares of Common Stock directly or indirectly issued or issuable with respect to the securities referred to in clauses (a) and (b) above by way of stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization, in each case constituting Shares. As to any particular Registrable Securities, such shares will cease to be Registrable Securities when (v) such shares will have been Transferred in a Sale to which Section 4.1 or 4.2 apply, (w) a registration statement with respect to the sale of such securities will have become effective under the Securities Act and such securities will have been disposed of in accordance with such registration statement, (x) such securities will have been Transferred pursuant to Rule 144, (y) subject to the provisions of Section 9 hereof, such securities will have been otherwise transferred, new certificates for them not bearing a legend restricting further transfer will have been delivered by the Company and subsequent disposition of them will not require registration of them under the Securities Act and such securities may be distributed without volume limitation or other restrictions on transfer under Rule 144 (including without application of paragraphs (c), (e) (f) and (h) of Rule 144) or (z) such securities will have ceased to be outstanding.

11.2.67. “Regulation D” will mean Regulation D under the Securities Act.

11.2.68. “Rule 144” will mean Rule 144 under the Securities Act (or any successor Rule).

11.2.69. “Rule 145 Transaction” will mean a registration on Form S-4 pursuant to Rule 145 of the Securities Act (or any successor Form or provision, as applicable).

11.2.70. “Sale” and “Sell” will mean a Transfer for value.

11.2.71. “Securities Act” will mean the Securities Act of 1933, as in effect from time to time.

11.2.72. “Shares” will mean all Investor Shares, Other Investor Shares and Management Shares.

11.2.73. “Sokolowski” will have the meaning set forth in the Preamble.

11.2.74. “Sokolowski Transferees” will mean Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98, Steven D. Wharton, Michael F. Stopka, John J. Sliter and Richard J. Buffington.

11.2.75. “Stock Purchase Agreement” will have the meaning set forth in the Recitals.

11.2.76. “Stockholders” will have the meaning set forth in the Preamble.

11.2.77. “Subdebt Investors” will mean York Street Mezzanine Partners, L.P. and Cumis Insurance Society, Inc. and such other Person who from time to time becomes party hereto by executing a counterpart signature hereto and are designated by the Board as “Subdebt Investors”.

11.2.78. “Subject Securities” will have the meaning set forth in Section 6.

11.2.79. “Subscription Agreement” will have the meaning set forth in the Recitals.

11.2.80. “Successor Securities” will have the meaning set forth in Section 4.1.7.

11.2.81. “Tag Along Notice” will have the meaning set forth in Section 4.1.1.

11.2.82. “Tag Along Offerees” will have the meaning set forth in Section 4.1.1.

11.2.83. “Tag Along Sale Percentage” will have the meaning set forth in Section 4.1.1.

11.2.84. “Tag Along Sellers” will have the meaning set forth in Section 4.1.2.

11.2.85. “Termination Event” will mean any event specified in Section 5.1 that gives rise to any of the call rights specified therein.

11.2.86. “Transfer” will mean any sale, pledge, assignment, encumbrance or other transfer or disposition of any Shares to any other Person, whether directly, indirectly, voluntarily, involuntarily, by operation of law, pursuant to judicial process or otherwise.

11.2.87. “Warrants” will mean any warrants to subscribe for, purchase or otherwise directly acquire Common Stock.

12.	MISCELLANEOUS.

12.1. Authority; Effect. Each party hereto represents and warrants to and agrees with each other party that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized on behalf of such party and do not violate any agreement or other instrument applicable to such party or by which its assets are bound. This Agreement does not, and will not be construed to, give rise to the creation of a partnership among any of the parties hereto, or to constitute any of such parties members of a joint venture or other association. Except where the context otherwise requires, Acquisition will be jointly and severally liable for all obligations of the Company pursuant to this Agreement.

12.2. Notices. Any notices and other communications required or permitted in this Agreement will be effective if in writing and (a) delivered personally or (b) sent (i) by Federal Express, DHL or UPS or (ii) by registered or certified mail, postage prepaid, in each case, addressed as follows:

If to the Company or to an Investor, to them:

c/o Fenway Partners, Inc.

152 West 57th Street

New York, NY 10019

Attn: Timothy P. Mayhew and Joseph Domonkos

with a copy (which will not constitute notice) to:

Ropes & Gray LLP

One International Place

Boston, Massachusetts 02110

Attention: C. Todd Boes

If to an Other Investor or a Manager, to him at the address set forth on Schedule I or in the stock record book of the Company if not so listed on Schedule I.

Notice to the holder of record of any shares of capital stock will be deemed to be notice to the holder of such shares for all purposes hereof.

Unless otherwise specified herein, such notices or other communications will be deemed effective (a) on the date received, if personally delivered, (b) two business days after being sent by Federal Express, DHL or UPS and (c) three business days after deposit with the U.S. Postal Service, if sent by registered or certified mail. Each of the parties hereto will be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

12.3. Binding Effect, Etc. Except for restrictions on Transfer of Shares set forth in other agreements, plans or other documents, this Agreement constitutes the entire agreement of the parties with respect to its subject matter, supersedes all prior or contemporaneous oral or written agreements or discussions with respect to such subject matter, and will be binding upon and inure to the benefit of the parties hereto and their respective heirs, representatives, successors and assigns.

12.4. Descriptive Headings. The descriptive headings of this Agreement are for convenience of reference only, are not to be considered a part hereof and will not be construed to define or limit any of the terms or provisions hereof.

12.5. Counterparts. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, but all of which taken together will constitute one instrument.

12.6. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision will be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it will not invalidate, render unenforceable or otherwise affect any other provision hereof.

12.7. No Effect Upon Lending Relationship. Notwithstanding anything herein to the contrary, nothing contained in this Agreement shall affect, limit or impair the rights and remedies of Antares Capital Corporation or any other lender under any credit agreement in their capacity as a lender(s) to the Company or any of its subsidiaries pursuant to any agreement under which the Company or any of its subsidiaries has borrowed money. Without limiting the generality of the foregoing, any such Person, in exercising its rights as a lender, including making its decision on whether to foreclose on any collateral security, will have no duty to consider (i) its status or the status of any of its Affiliates as a direct or indirect stockholder of the Company, (ii) the interests of the Company or (iii) any duty it may have to any other direct or indirect stockholder of the Company, except as may be required under the applicable loan documents or by commercial law applicable to creditors generally.

13.	GOVERNING LAW.

13.1. Governing Law. This Agreement will be governed by and construed in accordance with the domestic substantive laws of the State of New York without giving effect to any choice or conflict of laws provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

13.2. Consent to Jurisdiction. Each party to this Agreement, by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in the State of New York for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof, (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, and agrees not to allow any of its subsidiaries to assert, by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, or that this Agreement or the subject matter hereof or thereof may not be enforced in or by such court and (c) hereby agrees not to commence or maintain any action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation arising out of or based upon this Agreement or relating to the subject matter hereof or thereof other than before one of the above-named courts nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit (in contract, tort or otherwise), inquiry, proceeding or investigation to any court other than one of the above-named courts whether on the grounds of inconvenient forum or otherwise. Notwithstanding the foregoing, to the extent that any party hereto is or becomes a party in any litigation in connection with which it may assert indemnification rights set forth in this agreement, the court in which such litigation is being heard will be deemed to be included in clause (a) above. Each party hereto hereby consents to service of process in any such proceeding in any manner permitted by New York law, and agrees that service of process by registered or certified mail, return receipt requested, at its address specified pursuant to Section 12.2 hereof is reasonably calculated to give actual notice.

13.3. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE OR ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), INQUIRY, PROCEEDING OR INVESTIGATION ARISING OUT OF OR BASED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF OR IN ANY WAY CONNECTED

WITH OR RELATED OR INCIDENTAL TO THE TRANSACTIONS CONTEMPLATED HEREBY, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH PARTY HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE OTHER PARTIES HERETO THAT THIS SECTION 13.3 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH THEY ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT. A NY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 13.3 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

13.4. Exercise of Rights and Remedies. No delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement will impair any such right, power or remedy, nor will it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor will any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

[The remainder of this page is intentionally left blank. Signatures follow.]

IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its officer or representative thereunto duly authorized) under seal as of the date first above written.

THE COMPANY:	PTHR HOLDINGS, INC.

	By:	/s/ Marc Kramer
Name:
Title:

THE INVESTORS:	FENWAY PANTHER HOLDINGS, LLC

	By:	/s/ Marc Kramer
Name:
Title:

MANAGEMENT:	/s/ John Sliter
John Sliter

/s/ Richard Buffington
Richard Buffington

/s/ Steven Wharton
Steven Wharton

/s/ Michael Stopka
Michael Stopka

/s/ Phil Ratcliff
Phil Ratcliff

/s/ Jeff Sokolowski
Jeff Sokolowski

/s/ Chris Koehring
Chris Koehring

/s/ Chris French
Chris French

/s/ Jeff St. Pierre
Jeff St. Pierre

/s/ Jon Garity
Jon Garity

ANTARES CAPITAL CORPORATION

By:	/s/ Steven J. Robinson
Name: Steven J. Robinson
Title: Director

YORK STREET MEZZANINE PARTNERS, L.P.

By:	York Street Capital Partners, L.L.C., its general partner

By:	/s/ Robert M. Golding
Name: Robert M. Golding
Title: Managing Director

CUMIS INSURANCE SOCIETY INC.

By:	/s/ John W. Petchler
Name: John W. Petchler
Title: Senior Vice President

CUNA MUTUAL INSURANCE SOCIETY

By:	/s/ John W. Petchler
Name: John W. Petchler
Title: Senior Vice President

MEMBERS LIFE INSURANCE COMPANY

By:	/s/ John W. Petchler
Name: John W. Petchler
Title: Senior Vice President

CUNA MUTUAL LIFE INSURANCE COMPANY

By:	/s/ John W. Petchler
Name: John W. Petchler
Title: Senior Vice President

MANAGEMENT:	Phil Ratcliff
Jeff Sokolowski
Chris Koehring
Chris French
Jeff St. Pierre
Jon Garity
Daniel K. Sokolowski
John J. Sliter
Richard J. Buffington
Steven D. Wharton

Schedule I

Capital Stock

Preferred Stock

Holder	Number of Shares

Fenway Panther Holdings, LLC c/o Fenway Partners, Inc. 152 W. 57th Street New York, NY 10019	16,335.84

Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98 c/o Daniel K. Sokolowski 4090 Huffman Road Medina, Ohio 44256	2,020.65

Steven D. Wharton 1012 Farmview Drive P.O. Box 57 Waterville, OH 43566	182

Michael F. Stopka 2501 Monteaine Drive Charlotte, NC 28270	182

John J. Sliter 2917 Woodhaven Drive Medina, OH 44256	80.12

Richard J. Buffington 35525 Michael Drive Solon, OH 44138	80.12

Antares Capital Corporation 311 South Wacker Drive, Suite 4400 Chicago, Illinois 60606 Attn: Portfolio Manager – Panther	104.05

with a copy to: (which shall not constitute notice to Antares)

I-1

Holder	Number of Shares

Katten Muchin Rosenman LLP 525 West Monroe Street Chicago, Illinois 60661 Attn: Scott E. Lyons Fax: (312) 577-8854

York Street Mezzanine Partners, L.P. c/o York Street Capital Partners, L.L.C. One Pluckemin Way Bedminster, New Jersey 07921	1,599.31

CUMIS Insurance Society, Inc. 5910 Mineral Point Road Madison, WI 53705	639.73

TOTAL	21,223.81

Common Stock

Holder	Number of Shares

Fenway Panther Holdings, LLC	2,355,000.00
Daniel K. Sokolowski Revocable Trust U/A/D 2/16/98	291,300.00
Steven D. Wharton	7,800.00
Michael F. Stopka	7,800.00
John J. Sliter	11,550.00
Richard J. Buffington	11,500.00
Antares Capital Corporation	15,000.00
York Street Mezzanine Partners, L.P.	232,707.79
CUNA Mutual Insurance Society	27,924.94
CUMIS Insurance Society	13,962.47
Members Life Insurance Company	9,308.31
CUNA Mutual Life Insurance Company	41,887.40
TOTAL	3,025,790.91

I-2